CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 18 to Registration Statement No. 33-17224 of Prudential Institutional Liquidity Portfolio, Inc. of our report dated May 9, 1996, appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus of Institutional Money Market Series, which is incorporated by reference in such Registration Statement, and "Custodian, Transfer and Shareholder Servicing Agent and Independent Accountants" in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
October 31, 1996